Chanticleer Holdings Announces the Completion of the Independent Investigation by the Company’s Audit Committee

CHARLOTTE, N.C., December 31, 2012 -- Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today, the completion of the independent investigation by the Company's Audit Committee.

As previously announced, the Audit Committee of the Company’s Board of Directors initiated an independent investigation following the identification of misconduct by the Company’s former South African CFO, Mark Hezlett. The Audit Committee was assisted by independent legal counsel and accounting consultants. The Audit Committee’s investigation has now been concluded. In sum, no other individuals associated with the Company were identified as participating in misconduct involving the Company. Further, no other findings of misconduct were identified that have not previously been disclosed. The Audit Committee investigation did result in a number of recommendations designed to enhance the Company’s internal controls over financial reporting, which are now in the process of being implemented, such as achieving better segregation of duties.

As previously disclosed, during this investigation, it was discovered that the former South African subsidiaries' CFO, Mark Hezlett, misappropriated approximately $128,000 of cash for the period between October 2011 and September 2012.  Mr. Hezlett has agreed to return all of the funds to the Company.  Approximately $41,000 has been recovered and paid to the Company and payment plans are in place for the remainder.  The Company expects to recover most of the funds by 2013 year-end.

The Company is continuing to work with NASDAQ to provide the Staff with all information requested in a timely manner. However, at this time we are not able to provide guidance as to when trading will resume. The Company intends to continue to inform investors of any material developments in a timely manner.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is an operator and the franchisor of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.  Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in the companies' filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com